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This filing consists of the transcript of a conference call with investors held by IDX Systems Corporation on September 29, 2005.

Final Transcript

Conference Call Transcript

IDXC—GE Healthcare to Acquire IDX Systems Corporation

Event Date/Time: Sep. 29. 2005 / 10:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Jim Crook

IDX Systems Corp.—CEO

Margo Happer

IDX Systems Corp.—IRO

Jack Kane

IDX Systems Corp.—CFO

CONFERENCE CALL PARTICIPANTS

Kim Sanborn

Healthcare Resources—Analyst

Duane Kennemore

First Capital Alliance—Analyst

Tony Boase

A. G. Edwards—Analyst

Newton John

Piper Jaffray—Analyst

Anthony Vendetti

Maxim Group—Analyst

Andrew Weinberger

Bear Stearns—Analyst

Alex Kasdan

Cooper Hill Partners—Analyst

Mitch Swergel

Swergel Capital—Analyst

Ajit Rahim

J. P. Morgan—Analyst

Mylan Radea

Bridgewell—Analyst

George Hill

Leerink Swann—Analyst

Glenn Garmont

First Albany Capital—Analyst

PRESENTATION

Operator

Welcome to the IDX Systems Corp. investor conference call. To start I’d like to turn the floor over to Jim Crook, CEO of IDX.

Jim Crook — IDX Systems Corp. — CEO

Thank you Ashley. I’m here with Jack Kane, CFO, and Margo Happer, IRO. We will start with Margo reading some Safe Harbor language.

Margo Happer — IDX Systems Corp. — IRO

Thank you Jim. Various remarks we make today about future expectations, plans, and prospects of the Company constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those that are indicated by the statements as a result of various important factors, including those discussed in our most recent quarterly report on Form 10-Q. Jim.

Jim Crook — IDX Systems Corp. — CEO

Thanks, Margo, and thanks to everyone for joining us today. You’ve all seen this morning’s announcement that our acquisition by GE Healthcare at a premium of 44% for the one month prior IDX price, is very good news for IDX shareholders as well as good news for our customers and employees around the globe.

I’d like lot to make a few comments regarding the rationale and process behind our decision to join with GE Healthcare and would then be happy to answer any questions you may have.

We are going to limit this call to about 30 minutes. As you can imagine we’ve got a very very busy day. So at 1030 or a couple of minutes thereafter we are going to need to shut the questions down.

As you know, IDX has grown substantially in recent years but some months ago we came to the conclusion that our opportunities to expand further would be better realized through greater scale and additional resources in order to take advantage of health care information — of the health care information technology market opportunities over the next several years. We therefore set out to review, with the help of our financial advisers, our strategic options. And, having conducted a very thorough process including soliciting interest from a broad range of potential strategic buyers determined that a combination with IDX represents the best — with GE represents the best value for our shareholders. This transaction offers immediate and significant value to our shareholders with high certainty of close while offering clear advantages and benefits to our other customers and employees.

As part of a larger organization that boasts an extensive global reach and broad resources, we believe IDX’s considerable assets will be better leveraged and the business will be able to more fully capitalize on the rapidly expanding opportunities in the HCIT (ph) market worldwide. Allowing IDX to ultimately fulfill its mission of making a difference in health care.

GE’s health care offering will be strengthened by IDX, robust in comprehensive solution set premiere customer base, 36 years of accumulative experience and intellectual capital in health care workflow. Additionally, this combination also establishes a leadership position for GE in the HCI team market supporting GE’s overall business plan. We believe the combination of IDX’s proven products and services with GE’s deep global resources, infrastructure, and complementary products will enable the combined Company to quickly capture a burgeoning global market with a comprehensive suite of products, technologies, and services enhancing both IDX and GE customer offerings in success, and creating improved opportunities for IDX employees.

In short, we’re convinced that this is the right step for IDX and the organization takes the next step in its growth and evolution and we think it is a win-win for shareholders, employees, and our customers.

Now, operator, with that I will turn it over to you to open the floor for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Kim Sanborn of Healthcare Resources.

Kim Sanborn — Healthcare Resources — Analyst

I didn’t have a question. Sorry.

Operator

Matt (indiscernible) of First Capital Alliance (ph).

Duane Kennemore — First Capital Alliance — Analyst

This is Duane Kennemore (ph). I was calling because I wanted to find out what the history was behind the transaction and what implications this has for your existing client base? What the — how this affects our expansion into UK? And how this affects our relationship with all scripts.

Jim Crook — IDX Systems Corp. — CEO

Duane, this is Jim. We think this is an ideal marriage. We think that the product lines that both GE Healthcare has and IDX really fit hand in glove and will complement each other in a very big way. We believe our customers and our employees and shareholders, certainly, are going to react very very favorably to this.

I don’t believe that it affects our relationship in the UK at all. In fact, I believe it will enhance it. As you know, GE Healthcare is headquartered in the UK and we have a very significant customer base with UCLH in Chelsea and Westminster, and a very very significant partnership with British Telecom in executing on the London region. So I don’t believe that will have anything but a positive impact.

And lastly, our partners All Scripts (ph) is a critical partner to us. We expect to live up to the agreement that we have with All Scripts that we’ve been executing on now for a number of years and that is very important to us as well.

Duane Kennemore — First Capital Alliance — Analyst

Is GE going to be providing its own EMR solution? Is there any sort of synergy there? Or what kind of synergy do you see with this transaction?

Jim Crook — IDX Systems Corp. — CEO

The synergies are very significant in each area. First of all, from a revenue cycle standpoint as you know, we have a very significant position in the revenue cycle space in the physician world. And we expect that that position will continue to grow with the additional resources and scale that GE brings to the equation. So there’s significant synergies to the GE business by having the story history, I guess, in what IDX developed in that area.

Secondly, what GE has been lacking is a core clinical data repository product which Carecast will provide and it will provide the basis for the GE integrated strategy.

And, thirdly, and perhaps the easiest to see is, we have arguably the very best workflow solutions for specialty care specifically in radiology and we have a very important partnership with Philips for the lot of customers since they recently acquired Centaur (ph) that we will continue to move forward with, certainly.

But the ability to more tightly couple in what we call gold standard interoperability the GE Packs (ph) Product — the largest packs player in the world or one of largest packs players in the world — is awfully enticing to GE.

And those three areas — revenue cycle, clinical care management, clinical data repository and specialty care — we collectively believe is really really synergistic to both GE and to the customers and employees of IDX.

Duane Kennemore — First Capital Alliance — Analyst

Thank you very much.

Operator

Tony Boase of A. G. Edwards.

Tony Boase — A. G. Edwards — Analyst

That you very much. I am a little bit new to your story as I covered GE but maybe you could just, for the novice here, tell us what you do that GE doesn’t do and why that is attractive in layman’s terms? And also just a couple of housekeeping on who your largest competitors are and whether you have any 10% customers?

Jim Crook — IDX Systems Corp. — CEO

Yes Tony. I’m going to try to do this as briefly as I can but I’m not going to do it full service. I’d be happy to chat with you in more detail about it but I can’t give you in just a couple of minutes here the full answer. We have very complementary offerings. What we provide, I sort of just went through on the workflow side for specialty care. We provide an image management system that, again, is perceived as the best if not — one of the best if not the best in the marketplace and that will be a really nice complement to the player that provides the dominant packs position. I am going to be repetitive here in terms of what I provide.

But the clinical data repository is important, the revenue cycle is important and the 10-K discusses this in great detail. So I don’t mean to give you short shift on the question — short sheet on the question, Tony, but I think that I can spend the entire 20 minutes that’s left on that topic alone.

Tony Boase — A. G. Edwards — Analyst

I’m sorry. What about customers and competitors?

Jim Crook — IDX Systems Corp. — CEO

Our customers — we have a lot of common customers. We at IDX serve about 8% of all the academic medical institutions in the country with our revenue cycle products for the physician practice management area. We have 150,000 physicians out of the 1.5 million or so that practice in the country. We deliver with Carecast, help deliverable over $100 million worth of care at a lot of very large institutions in the country that we also share with General Electric. So I think those customers will rejoice; and in the imaging space we have a lot of commonality as well.

Tony Boase — A. G. Edwards — Analyst

And competitors?

Jim Crook — IDX Systems Corp. — CEO

Competitors, the bit competitors we have — one of them used to be GE and will remain GE in the next 90 days or so while we close this certainly but Siemens is a competitor, Centaur (ph) is a competitor and FX (ph) is a private company that is a competitor, Mycis (ph) is a competitor, Quality Systems is a competitor, WebMD at a certain level is a competitor.

Operator

Sean Wieland, Piper Jaffray.

Newton John — Piper Jaffray — Analyst

It’s actually Newton John for Sean. Sean is traveling struggling today. Just to kind of rehash from Duane’s question, I just wanted to get an idea as to are there any provisions for a change in control at IDX and how that affects the relationship with All Scripts?

Jim Crook — IDX Systems Corp. — CEO

No.

Newton John — Piper Jaffray — Analyst

No. Beyond that do you have an idea as to what GE’s plans are for integrating flow cast and group cast into its Interest V (ph) product?

Jim Crook — IDX Systems Corp. — CEO

Those will be worked out over the ensuing months here. We certainly have an idea, Newton, but it would not be appropriate to comment on it now.

Newton John — Piper Jaffray — Analyst

Congratulations.

Operator

Anthony Vendetti of Maxim Group.

Anthony Vendetti — Maxim Group — Analyst

Congratulations. I wanted to just focus all that more on the Centaur a little bit. You said that that would continue so there is no change in control there. It sounds like you would be a competitor — I mean Centaur would be competing with the GE packs system. Is that not quite true? Is it more of an RIS?

Jim Crook — IDX Systems Corp. — CEO

Anthony this is Jim. It’s kind of true and false at the same time. I mean we have grown up with a very close partnership with Centaur as we moved into the packs business and we clearly have long-term different roadmaps. As you know they were recently acquired by Philips. So we have more of a sort of a co-op petition relationship with Philips now than a competition relationship. But there is a component of it, certainly.

Anthony Vendetti — Maxim Group — Analyst

Some of that tenure agreement that you have with Centaur would survive this?

Jim Crook — IDX Systems Corp. — CEO

Sure. We renewed our agreement last November for an additional ten years which has that nine plus years left on it now to resell the Centaur technology into the marketplace.

Anthony Vendetti — Maxim Group — Analyst

And last — two questions related to this. What other companies were looking at IDX? Was Philips? Can you talk about that at all? And then if not, can you talk about if there is a breakup fee if this deal does not get completed?

Jim Crook — IDX Systems Corp. — CEO

We can’t talk about the other players that are involved. I’m not sure what is — is it a K? What gets filed, Jack?

Jack Kane — IDX Systems Corp. — CFO

The merger agreement will be filed and all the details which are fairly customary will be in there and you will be able see it there.

Anthony Vendetti — Maxim Group — Analyst

And when will that be filed possibly?

Jack Kane — IDX Systems Corp. — CFO

In the next few days.

Anthony Vendetti — Maxim Group — Analyst

In the next few days. So the breakup fee is that — is there one? Because that wasn’t in the release?

Jack Kane — IDX Systems Corp. — CFO

You will see all the details in filings.

Operator

Andrew Weinberger, Bear Stearns.

Andrew Weinberger — Bear Stearns — Analyst

Congratulations on this deal. Just didn’t really have any questions with regard to the rationale, I think that makes a lot of sense but maybe the timing here. It seems like you have a lot of potential positive developments coming up over the next couple of months. You’re named vendor of choice for two deals domestically. You expect a potential international opportunity as well as a BSO deal. All things which I think were being pretty significantly discounted, currently, in the stock price.

Could you maybe update us on some of those opportunities and then maybe talk about the timing of the rationale for consummating this transaction now, as opposed to waiting until some of your industry momentum is a little more established?

Jim Crook — IDX Systems Corp. — CEO

I think you realize we are in the quiet period in terms of our reporting as a public company which we will still do for the third quarter. But I will make a global statement in that nothing has changed. We continue to move forward. We clearly will have some communication disruption that needs to take place with prospects and customers alike which we will work our way through.

Operator

Alex Kasdan (ph) of Cooper Hill Partners.

Alex Kasdan — Cooper Hill Partners — Analyst

Jim I think is the first time I’ve spoken on a conference call in the nine years I’ve been associated with a company as an investor.

Jim Crook — IDX Systems Corp. — CEO

I recognize your voice.

Alex Kasdan — Cooper Hill Partners — Analyst

I want to say congratulations to you all. You have been an outstanding management team that has looked out for the shareholders and done a great job and so I just want to put that first and there’s really no questions — I just hope that GE Healthcare puts you in charge of it, Jim.

Jim Crook — IDX Systems Corp. — CEO

Thank you very much, Alex, we really appreciate that. And I think we have a lot of investors that have been very loyal to us and believed in us and we certainly appreciate you and others, as well. In addition I just don’t want to lose sight of making sure that everybody understands that a really really focused point here going forward is that we found the right partner in order to move the ball forward from a customer and employee standpoint for this Company. I feel very good about that.

Operator

Mitch Swergel (ph) of Swergel Capital.

Mitch Swergel — Swergel Capital — Analyst

Congratulations on the deal. Going back to the All Scripts situation just for a moment could you review the term? You mentioned that you would be — it wouldn’t alter the arrangement. Could you review for us what those terms are?

Jim Crook — IDX Systems Corp. — CEO

We have a ten-year strategic alliance agreement with All Scripts where we are beholding to them to work our customer base and our prospect base for flow cast and group cast with their ambulatory (ph) clinical product. They have an obligation in the ten-year strategic alliance to offer the same thing in return with our practice management products. In other words they are connected with us from a practice management standpoint for the period of the strategic alliance and we are connected with them.

Mitch Swergel — Swergel Capital — Analyst

When does that ten years terminate?

Jim Crook — IDX Systems Corp. — CEO

I want to say January of — I know it was in January and I think it was — .

Jack Kane — IDX Systems Corp. — CFO

We are a little over half way through.

Jim Crook — IDX Systems Corp. — CEO

Yes in January 2011 or 10. I think it’s 11.

Mitch Swergel — Swergel Capital — Analyst

Is there any exclusivity?

Jim Crook — IDX Systems Corp. — CEO

In terms — in terms of what?

Mitch Swergel — Swergel Capital — Analyst

Well as an example, would GE be able to walk into an IDX account today and sell its product as well as the All Scripts product?

Jim Crook — IDX Systems Corp. — CEO

No, they would not be able to do that.

Mitch Swergel — Swergel Capital — Analyst

So they can’t — they can’t sell the All Scripts product if they are selling — I mean — I’m sorry. They can’t sell the GE product in an IDX account where you would be beholding to bring in All Scripts?

Jim Crook — IDX Systems Corp. — CEO

Yes. That’s exactly right. There is a slight nuance to it in that GE will not be able to market a clinical — ambulatory clinical product to the IDX customer base as All Scripts is not able to market a practice management product to the IDX customer base and, frankly, I’m not exactly sure why I added words to yours. I just said the same thing you said. What you said is right.

Mitch Swergel — Swergel Capital — Analyst

So it is an exclusivity?

Jim Crook — IDX Systems Corp. — CEO

It is. Yes.

Mitch Swergel — Swergel Capital — Analyst

What are the terms for the sale of — the sale of the stock in terms of — is there any thing that prevents you from selling it whenever you want to do that?

Jack Kane — IDX Systems Corp. — CFO

Basically we have 144 restrictions on the stock sale.

Mitch Swergel — Swergel Capital — Analyst

Congrats.

Jim Crook — IDX Systems Corp. — CEO

We have about five minutes.

Operator

Ajit Rahim of J.P. Morgan.

Ajit Rahim — J. P. Morgan — Analyst

Actually my questions have been answered and congratulations on the deal and pass it on to the next person.

Jim Crook — IDX Systems Corp. — CEO

Thank you.

Operator

Mylan (ph) Radea (ph) of Bridgewell.

Mylan Radea — Bridgewell — Analyst

Just a couple of questions if I may, just in terms of your contracts or contract with the national program in the UK. What kind of change of control provisions are built into those arrangements? And have you had Department of Health approval for this transaction? Have you required it?

Jim Crook — IDX Systems Corp. — CEO

We have executed against the provisions of the agreement that we have with British Telecom of which I am not admitted to communicate what they are but we have executed against them and been in communication certainly. They in turn have agreement with the National Health System Connecting For Health program and I assumed that that communication has occurred as well. We believe that this will do nothing but help the overall cause of what Connecting For Health under Richard Granger’s leadership is trying to achieve and succeeding in achieving throughout the London region.

Mylan Radea — Bridgewell — Analyst

As far as your terms (indiscernible) wider progress on that in terms of delivering on product milestones and so on. That remains on track?

Jim Crook — IDX Systems Corp. — CEO

It’s a comment that if you are new to the call I apologize if you’re not and I don’t recognize your name but we — the National Health System is the communicator of progress. We have had a muzzle on ever since we executed this agreement two years ago and it is smart for them to require that because of all the press that gets generated certainly. But we are not at liberty to communicate on the progress.

Mylan Radea — Bridgewell — Analyst

Just one last question. In terms of your progress in international markets, I know you emphasize that in terms of what GE would bring to the combination — I mean, has that been a disappointment to you in terms of some of the wins that have been — maybe gone to (indiscernible) and others in Asia and so on? Is that part of the rationale from the IDX perspective?

Jim Crook — IDX Systems Corp. — CEO

Well, it is not a defensive move in terms of a reaction to any other vendor doing anything in other parts of the globe. The globe is a big place and there’s a lot of opportunities. We got our hands full in London certainly and with this marriage with GE we have a whole different world of scale and scope and resource that frankly a $600 million company, a $700 million company — which is what we are — doesn’t have. And we believe we are going to be much more competitive globally as a result.

Operator

Nicole Parent of Credit Suisse First Boston. George Hill of Leerink Swann.

George Hill — Leerink Swann — Analyst

Actually have a housekeeping question first. Can you talk about how many MDF shares you have left?

Jack Kane — IDX Systems Corp. — CFO

We’ll take care of that at a different time. I don’t have that number with me right now.

George Hill — Leerink Swann — Analyst

As you went through the negotiations with GE how did you parse out how you would approach the market and I’ll say with reference to — they’ve got the commercialization agreement with intermountain, they’ve got Centricity either bringing in Carecast (ph). Did you hammer out what will be the core application that GE wants to go forward with? Do they plan to segment the market different ways? Like you said the image cast issue vs. the GE tax issue.

Jim Crook — IDX Systems Corp. — CEO

We certainly discussed it, George, as you know. But we have several months here before the deal is done. It would be inappropriate to comment on it now. And it is not fully fleshed out. There is a fairly good idea which allows me to make the comment I made earlier about customers and employees and the ability for that growth and those commitments to continue. But we are not in a position where we can comment on that at this point.

George Hill — Leerink Swann — Analyst

Can you speak to how you and GE address valuation?

Jim Crook — IDX Systems Corp. — CEO

Can we speak to how we addressed valuation (inaudible)

George Hill — Leerink Swann — Analyst

How did you come up with $44.00 was the right number?

Jack Kane — IDX Systems Corp. — CFO

No.

Jim Crook — IDX Systems Corp. — CEO

We have time for one more question, Ashley.

Operator

Glenn Garmont, First Albany Capital.

Glenn Garmont — First Albany Capital — Analyst

Congratulations. I was just wondering, Jim, if any of the IDX executives will be staying on and working with GE Healthcare?

Jim Crook — IDX Systems Corp. — CEO

That will be determined as we move forward. Certainly there has been a very high realization on the part of GE Healthcare that this business didn’t grow to be the very significant business it is by itself and/or by just this really significant intellectual capital we have in our main employee base and leadership played a very significant role in that. So I think the way to respond to that is that there is a very high and keen interest in IDX executive leadership becoming part of the GE team.

Glenn Garmont — First Albany Capital — Analyst

Thanks again.

Jim Crook — IDX Systems Corp. — CEO

Ashley, should I wrap up with comments?

Operator

Certainly, Sir.

Jim Crook — IDX Systems Corp. — CEO

This is Jim and Jack and Margo. I want to thank everyone for their on short notice attention on this call certainly and also want to thank you for all of the input that you have had and questions you have had and support your provided to our business over the years. Thank you very much and have a great day.

Operator

Thank you. That does conclude today’s teleconference.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

IDX plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about IDX, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by IDX through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from IDX by contacting Investor Relations, IDX Systems Corporation, 40 IDX Drive, P.O. Box 1070, South Burlington, Vermont 05403, telephone: (802) 862-1022.

IDX and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding IDX’s directors and executive officers is contained in IDX’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement dated April 21, 2005, both of which are filed with the SEC. As of September 28, 2005, IDX’s directors and executive officers beneficially owned approximately 7,422,447 shares, or 22.5%, of IDX’s common stock. A more complete description will be available in the Proxy Statement.

A more complete description of these arrangements will be available in the Proxy Statement when it is filed with the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed merger transaction, the expected completion of the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and other statements about expectations, beliefs, goals and plans constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the proposed transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in IDX’s industry, changes in government regulation, failure to manage the integration of IDX and GE, and other risks that are described in IDX’s Annual Report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended June 30, 2005. In addition, any forward-looking statements represent IDX’s estimates only as of today and should not be relied upon as representing IDX’s estimates as of any subsequent date. IDX disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release, except as required by law.